Exhibit 10.9

April 20, 2018

Mr. Christopher J. Seiter

Dear Chris:

We are pleased to provide you with the following offer to join Trevi Therapeutics, Inc. (“Trevi”) as our Chief Financial Officer. This letter will summarize the details of our offer to join the team as an employee at Trevi’s corporate offices located at 195 Church Street, 14th Floor, New Haven, CT. In this position you will be reporting to the President & CEO, and will be responsible for all aspects of the finance function as well as being an integral member of the senior management team.

POSITION:	Chief Financial Officer

START DATE:	April 30, 2018

ANNUAL BASE SALARY:	$320,000 paid bi-weekly
This position is exempt under one or more of the “white collar” exemptions provided in federal and state law, and you therefore will not receive overtime pay if you work more than 40 hours in a work week.

TARGETED INCENTIVE BONUS:	The target bonus will be 30% and will be determined annually by the Company’s Board of Directors based upon the achievement of our corporate goals.

BENEFITS:	Trevi, through TriNet, offers a full range of benefits for you and your qualified dependents as outlined in the attached Summary of Benefits. Trevi’s benefit plans include medical, dental, vision, life and short and long term disability coverage beginning your first date of employment, according to the terms of each plan.

The Company also offers a 40l(k) plan through TransAmerica that includes a 50% match on 6% of your income, subject to IRS limitations.

The Company will pay for your parking at the corporate offices in the available spaces under the Company’s lease.

STOCK OPTIONS:	You will be granted 1,145,000 options (1.2% of fully diluted shares, including tranche 2 of Series C) on your start date, which will vest in accordance with the board-approved vesting schedule over four years. The amounts and fair market value will be determined by an external 409a valuation that is approved by the Board of Directors.

VACATION AND HOLIDAYS:	You will be entitled to four weeks (20 days) of vacation per year. You will also be entitled to approved Company holidays and 5 days of sick time annually.

Nothing contained in this letter is intended nor should be deemed to imply any commitment with regard to the duration of your employment and your employment is considered to be “At-Will”. As such, there is no burden or obligation of any type on you or the company to maintain your employment for any specified period or duration of time. In addition, any and all Trevi plans and policies are subject to change at any time, with or without notice.

This letter contains the entire understanding between you and Trevi concerning your employment. By accepting this offer, you also agree that you will present verification that you are eligible for hire in the United States, as required by law.

Please return your signed offer letter, as well as a signed copy of the Invention Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement.

Chris, we have worked together on a lot of different things, and I am thrilled to be building a company with you. I have no doubt that your contributions will be critical in the execution of our business plan and that you will continue to contribute to the overall success and value of the company.

If you have any questions regarding our offer of employment, please feel free to contact me at the office at (203) 304-2499.

Sincerely,	Offer Accepted:

/s/ Jennifer L. Good	/s/ Christopher J. Seiter
Jennifer Good	Signature Date
President & CEO	Christopher J. Seiter 4/23/18
Trevi Therapeutics, Inc.